Contact:	610-337-1000	For Immediate Release:
	Will Ruthrauff, ext. 6571	September 1, 2016

Shelly Oates, ext. 3202

UGI Utilities Increases Base Rates

VALLEY FORGE, Pa., September 1, 2016 – UGI Corporation (NYSE: UGI) announced today that the Pennsylvania Public Utility Commission voted to approve, with certain amendments, a settlement on the base rate case of its indirect, wholly owned subsidiary, UGI Utilities, Inc. – Gas Division. UGI Utilities, Inc. – Gas Division serves 372,000 customers in 16 eastern and southcentral counties in Pennsylvania.
Subject to the entry of a final order reflecting today’s vote, the base rates will increase by $27 million and go into effect on October 19, 2016.

The typical residential customer will see their bill increase $4.17, or 7.0%. The typical commercial customer bill will increase $5.79, or 1.5%. The typical industrial customer will see their bill increase $29.41, or 2.2%.

Base rates cover the cost of operating and maintaining the natural gas distribution system. These rates also cover the costs associated with customer services such as billing, meter reading and 24-hour emergency response.

About UGI Corporation
UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.